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                                                                    EXHIBIT 23.1


                        Consent of Independent Auditors


We consent to the references to our firm under the captions "Selected Historical and Pro Forma Financial Information" and "Experts" and to the use of our reports dated January 31, 1997, except for Note 22, as to which date is February 13, 1997 and February 13, 1997 with respect to the consolidated financial statements and schedules of Silgan Holdings Inc. included in the Registration Statement (Form S-4, No. 333-____) and related Prospectus of Silgan Holdings Inc. for the registration of $300,000,000 of 9% Senior Subordinated Debentures due 2009.

We also consent to the incorporation by reference therein of our report dated January 31, 1997, except for Note 22, as to which date is February 13, 1997 with respect to the consolidated financial statements and schedules of Silgan Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                             /s/ ERNST & YOUNG LLP

Stamford, Connecticut
July 7, 1997